UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2005

ALLIANCE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

14280 Park Meadow Drive #350
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (703) 814-7200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On April 27, 2005, the Board of Directors of Alliance Bankshares Corporation (“Alliance”), approved the immediate vesting of all unvested “underwater” stock options held by executive officers, directors and employees as of March 31, 2005. A stock option was considered “underwater” if the option exercise price or strike price was greater than $14.50 per share, which was the opening market price of Alliance’s common stock on the date of the board action. The other terms of the “underwater” stock options remain unchanged.

As a result of this board action, 152,467 “underwater” stock options vested as of April 27, 2005, including 850 stock options held by each nonemployee director, 30,600 stock options held by Thomas A. Young, Jr., 20,400 stock options held by Paul M. Harbolick, Jr., 18,275 stock options held by Frank H. Grace, III, 15,725 stock options held by Craig W. Sacknoff and 13,500 stock options held by John B. McKenney, III.

The Board’s decision to accelerate the vesting of these “underwater” stock options was made primarily to avoid recognizing compensation expense associated with these stock options in future financial statements upon Alliance’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share Based Payment.” The acceleration of vesting of these underwater stock options eliminates approximately $787,000 of future compensation expense which Alliance would have been required to record as an income statement charge over the remaining vesting periods under the transitional provisions of SFAS No. 123R. The Board of Directors felt this action was prudent and in the best interests of shareholders. The compensation expense for the vesting of the “underwater” stock options will be reported in a proforma footnote disclosure in Alliance’s second quarter 2005 Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)

By:	/s/ Paul M. Harbolick, Jr.

Paul M. Harbolick, Jr.
Executive Vice President & Chief Financial
Officer

Date: May 3, 2005